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                            Exhibit to Form 12b-25
                         as Required by Rule 12b-25(c)



          As the independent auditors for ITEX Corporation, the undersigned state that, due to being engaged in unexpected and substantial demands for the production of documents relating to certain legal proceedings involving ITEX Corporation, the undersigned have been unable to complete the audit of the financial statements of ITEX Corporation and the report of the undersigned with respect to such financial statements is not available on the date the Form 10-K of ITEX Corporation must be filed.


    DATED this 29th day of October, 1996.


ANDERSEN, ANDERSEN & STRONG LP

By /s/ Kevin Andersen